Exhibit 99.1

Contact:                 John L. Morgan

                                763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION ANNOUNCES

THIRD QUARTER RESULTS

Minneapolis, MN (October 18, 2007)  —  Winmark Corporation (Nasdaq; WINA) announced today net income for the quarter ended September 29, 2007 of $1,186,200, or $.21 per share diluted, compared to net income of $838,200, or $.14 per share diluted, in 2006.  For the nine months ended September 29, 2007, net income was $2,395,600, or $.43 per share diluted, compared to net income of $2,601,900, or $.43 per share diluted, for the same period last year.

John L. Morgan, Chairman and Chief Executive Officer, stated, “Net income for the third quarter increased over last year and the second quarter of this year due to the growth in our leased assets in both Wirth Business Credit and Winmark Capital.  Our franchise brands continue to grow both in number of stores and royalties.”

Winmark Corporation creates, supports and finances business.  At September 29, 2007, there were 855 franchises in operation under the brands Play It Again Sports®, Once Upon A Child®, Plato’s Closet® and Music Go Round® and there were 35 territories in operation under the Wirth Business Credit™ brand.  An additional 46 retail franchises and 2 Wirth territories have been awarded but are not open.  In addition, at September 29, 2007, the Company had loans and leases equal to $35.2 million.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to future events or the future financial performance of the Company including statements with respect to our ability to finance the growth of our leasing and franchising businesses for the foreseeable future.  Such forward-looking statements are only predictions or statements of intention subject to risks and uncertainties and actual events or results could differ materially from those anticipated.  Because actual result may differ, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements.

WINMARK CORPORATION

CONDENSED BALANCE SHEETS

(unaudited)

	September 29, 2007	December 30, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$812,900	$1,037,800
Receivables, less allowance for doubtful accounts of $45,800 and $66,900	2,108,000	2,203,500
Investment in direct finance leases	9,639,300	5,777,400
Income tax receivable	783,100	812,700
Inventories	67,000	68,700
Prepaid expenses	1,017,800	1,435,100
Deferred income taxes	191,500	191,500
Total current assets	14,619,600	11,526,700
Long-term investment in leasing operations	23,549,900	12,474,000
Long-term investments	9,500,000	11,500,000
Long-term receivables, net	96,700	73,800
Property and equipment, net	677,900	573,500
Other assets, net	625,800	625,800
Deferred income taxes	594,500	832,300
	$49,664,400	$37,606,100
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current line of credit	$6,990,200	$600,000
Current renewable subordinated notes	2,528,000	3,239,600
Accounts payable	823,900	1,608,100
Accrued liabilities	2,104,200	2,029,700
Current discounted lease rentals	81,400	157,300
Rents received in advance	1,119,700	479,300
Current deferred revenue	1,035,400	1,116,100
Total current liabilities	14,682,800	9,230,100
Long-term line of credit	6,515,800	—
Long-term renewable subordinated notes	14,621,600	12,138,600
Long-term discounted lease rentals	—	41,000
Long-term deferred revenue	537,000	441,400
Shareholders’ Equity:
Common stock, no par, 10,000,000 shares authorized, 5,401,640 and 5,657,042 shares issued and outstanding	—	550,000
Retained earnings	13,307,200	15,205,000

Total shareholders’ equity	13,307,200	15,755,000
	$49,664,400	$37,606,100

WINMARK CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Quarter Ended		Nine Months Ended
	September 29, 2007	September 30, 2006	September 29, 2007	September 30, 2006
REVENUE:
Royalties	$5,208,700	$4,800,000	$15,208,100	$14,320,500
Merchandise sales	797,600	1,452,600	3,250,300	3,533,300
Leasing income	1,173,200	523,100	2,944,700	1,209,800
Franchise fees	584,100	305,000	1,301,500	980,700
Other	188,200	158,900	436,700	441,900
Total revenue	7,951,800	7,239,600	23,141,300	20,486,200
COST OF MERCHANDISE SOLD	764,300	1,381,900	3,119,500	3,378,600
LEASING EXPENSE	268,700	84,500	601,900	131,200
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	4,729,600	4,206,300	14,812,200	12,934,600
Income from operations	2,189,200	1,566,900	4,607,700	4,041,800
INTEREST EXPENSE	(381,300)	(307,900)	(1,101,900)	(429,300)
INTEREST AND OTHER INCOME	122,500	145,300	423,300	746,600
Income before income taxes	1,930,400	1,404,300	3,929,100	4,359,100
PROVISION FOR INCOME TAXES	(744,200)	(566,100)	(1,533,500)	(1,757,200)
NET INCOME	$1,186,200	$838,200	$2,395,600	$2,601,900
EARNINGS PER SHARE — BASIC	$.22	$.15	$.44	$.45
EARNINGS PER SHARE — DILUTED	$.21	$.14	$.43	$.43
WEIGHTED AVERAGE SHARES OUTSTANDING — BASIC	5,437,805	5,632,042	5,490,077	5,841,047
WEIGHTED AVERAGE SHARES OUTSTANDING — DILUTED	5,555,770	5,853,968	5,610,951	6,056,690